EXHIBIT 10.4
2nd AMENDMENT TO LEASE
     This Second Amendment to Lease is made and entered into this 31st day of January, 2006, by and between, HEALTH FITNESS CORPORATION d.b.a. HEALTHCALC.NET, INC., hereinafter referred to as “Tenant” and Parkway Commons, L.P., an Oklahoma limited partnership (formerly CMD Realty Investment Fund II, Ltd.), hereinafter referred to as “Landlord”;
Whereas, Landlord and Tenant agree that they are the rightful parties to that certain lease agreement dated September 29, 2003 and Amended April 29, 2005, for Suite 290 at 5068 W. Plano Parkway, Plano, Texas 75093, and whereas Parkway Commons, L.P. (successor Landlord) and Tenant desire to modify and extend said lease:
Now, therefore, in consideration of the premises and other good and valuable consideration receipt of which is hereby acknowledged, the above-referenced lease is amended as follows:
1.	Expansion. Commencing on March 1, 2007 (“Expansion Date”) or as soon as space is available, Landlord and Tenant agree that Tenant shall expand into suite 256 consisting of approximately 2,003 rentable square feet as indicated on “Exhibit A”, attached hereto and made apart of this lease, for a new total of 6,039 rentable square feet.

2.	Extension. The lease shall be extended to February 28, 2010.

3.	Base Rent. Effective March 1, 2007, the Base Rental Rate shall be as follows for Expansion Premises (2,003) sf):

March 1, 2007 – March 31, 2007:	$ 0.00/Month
April 1, 2007 – December 31, 2007:	$3,505.25/Month
January 1, 2008 – June 30, 2008:	$3,672.17/Month
Current rent for Existing Premises, Suite 290 (4,036 sf), shall remain the same through June 30, 2008 as per existing Lease (2/1/07 – 6/30/07 at $6,390/mo. and 7/1/07 – 6/30/08 at $7,399/mo. in addition to expansion space noted above).

Base Rent for Expansion Premises and Existing Premises (6,039 sf) shall be modified as follows:

July 1, 2008 – December 31, 2008:	$11,071.50/Month
January 1, 2009 – February 28, 2010:	$11,574.75/Month
4.	Tenant Improvements. Landlord shall finish out expansion Premises according to mutually agreed upon space plan not to exceed $700 per square foot.

5.	Right of First Refusal. Tenant shall have an ongoing Right of First Refusal on contiguous space, namely Suite 295 comprised of 1,222 rsf available after 1-31-09 and Suite 250 comprised of 2,174 rsf available after 5-31-07. In the event either current tenant in Suites 295 or 250 do not vacate the premises on or not later than the aforementioned respective dates, Tenant shall have the option to terminate said lease by providing Landlord notice in writing, delivered via certified registered mail with return receipt with sixty days advance notice of its desire to terminate said lease. (See Exhibit B and Exhibit B-1).

6.	Security Deposit. Tenant shall pay an additional Security Deposit for Expansion Space; $3,839.08.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	PARKWAY COMMONS, L.P.
an Oklahoma Limited Partnership,

	By:	Acron Parkway Commons, L.L.C.,
an Oklahoma limited liability company
it’s general partner

		By:	Acron (USA), L.P.
a Texas Limited Partnership,
it’s Managing Member

			By:	Acron U.S. Management, Inc.
a Nevada Corporation
it’s general partner

				By:	/s/ Greg W. Wilson
Greg W. Wilson, President

TENANT:	HEALTH FITNESS CORPORATION

	By:	/s/ Wesley W. Winnekins

	Name:	Wesley W. Winnekins

	Its:	Chief Financial Officer

EXHIBIT B
Right of First Refusal
     Provided (a) that no Event of Default, assignment or sublease exists under any term or provision contained in this Lease and no condition exists which with the passage of time or the giving of notice or both would constitute an Event of Default pursuant to this Lease, (b) that Tenant has continuously occupied the Premises for the Permitted Use during the Lease Term, and (c) subject to the pre-existing rights of existing tenants in the Building and other prospective tenants, Tenant (but not any assignee or subtenant) shall have the ongoing right, subject to the terms and conditions set forth below, to lease that certain space as described on Exhibit B-1 attached to this Lease (the “Right of First Refusal Space”) before it is leased to any third party during the initial Lease Term.
     Subject to the terms above, in the event any third party expresses interest in leasing all or any portion of the Right of First Refusal Space during the Lease Term (“Third Party Interest”), Landlord shall offer the entire Right of First Refusal Space to Tenant in writing by certified mail to either Peter Egan, John Ellis or authorized agent upon the same terms, covenants and conditions as provided in this Lease for the original Premises, given that the base rent, the length of lease term, the base year, and the tenant improvement allowance (if any) shall be the same as the terms included in a written bona fide third party offer for the Right of First Refusal Space which are acceptable to Landlord. Tenant shall accept the space “As-Is”, and Tenant shall have no further rights with respect to the Right of First Refusal Space. If Tenant notifies Landlord in writing of the acceptance of such offer within five days after Landlord has delivered such offer to Tenant, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises demised pursuant to the Lease for the remainder of the Lease Term and any renewal thereof, if applicable, and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). Any termination of the Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal Space shall not be severable from the Lease, nor many such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee (except for a Permitted Transfer). Nothing herein contained should be construed so as to limit or abridge Landlord’s ability to deal with the Right of First Refusal Space or to lease the Right of First Refusal Space to other tenants on the terms set forth herein, Landlord’s sole obligation being to offer, and if such offer is accepted, to deliver the Right of First Refusal Space to Tenant in accordance with this provision.

EXHIBIT A
Expansion Premises
[GRAPHIC]

EXHIBIT B-1
Right of First Refusal Space
[GRAPHIC]